Ex. 8(d)(2)

[JPFIC letterhead]

                                _______ __, 2000

VIA FIRST CLASS MAIL

Dear _______:

      Attached, for your signature, is a novation to your current Participation Agreement dated December 18, 1997, by and between Alexander Hamilton Life Insurance Company ("Alexander Hamilton"), on its own behalf and on behalf of the Alexander Hamilton Variable Annuity Separate Account (the "Separate Account"), Variable Insurance Products Fund, and Fidelity Distributors Corporation (the "Novation"). A novation is a mechanism by which parties to an underlying agreement (here, the Participation Agreement) may make a substitution of one or more of the parties to that agreement quickly and efficiently, without disruption of normal business flow and without the need to enter into a new agreement.

      This Novation will not alter the terms of the current Participation Agreement; rather, it merely provides for Jefferson Pilot Financial Insurance Company ("JP Financial") to replace Alexander Hamilton as a party to the Participation Agreement. JP Financial will be the surviving company following the merger of JP Financial, Alexander Hamilton, and one other subsidiary of Jefferson-Pilot Corporation (the "Merger"). As a practical matter, this Novation will not cause any interruption in business or in the purchase or redemption of fund shares by the Separate Account under the current Participation Agreement. The purpose of this Novation is to document JP Financial, on its own behalf and on behalf of the Separate Account, becoming a party to the Participation Agreement in place of Alexander Hamilton, and the Separate Account continuing to purchase and redeem fund shares on the same terms as are in effect prior to the Merger.

      Please sign this Novation in the space provided and return it as soon as possible. The Merger is scheduled to close on [August 1, 2000], and the Novation will be effective as of the closing date of the Merger. Thus, in any event, we will presume that any purchases or redemptions made after the effective date of this Novation indicate your acceptance of JP Financial's assumption of Alexander Hamilton's rights and obligations under the Participation Agreement.

                              Very truly yours,

                       Novation to Participation Agreement

      WHEREAS, on December 18, 1997, a Participation Agreement (the "Agreement") was entered into by and among Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton"), on its own behalf and on behalf of the Alexander Hamilton Variable Annuity Separate Account (the "Separate Account"), Variable Insurance Products Fund (the "Fund") and Fidelity Distributors Corporation ("Fidelity") whereby Alexander Hamilton issues certain variable annuity contracts (the "Contracts"), the Fund acts as the underlying investment vehicle of such contracts and Fidelity acts as underwriter of such contracts. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the written agreement of all parties; and

      WHEREAS, the closing of the merger of Alexander Hamilton with and into Jefferson Pilot Financial Insurance Company ("JP Financial"), with JP Financial the surviving company (the "Merger") is currently scheduled for [August 1, 2000];

      It is therefore agreed:

      1. Substitution of Party - The Agreement is amended to provide for JP Financial to act as the issuer of the Contracts in substitution of Alexander Hamilton.

      2. Change of Name - The Agreement is amended to reflect the change of the name of the Separate Account to "JPF Variable Annuity Separate Account II."

      3. Performance of Duties - JP Financial hereby assumes and agrees to perform the duties previously performed by Alexander Hamilton under the Agreement.

      4. Assumption of Rights - JP Financial hereby assumes the rights previously held by Alexander Hamilton under the Agreement.

      5. Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. JP Financial will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

      In witness whereof the parties have signed this instrument.

      Executed this _____ day of _______, 2000.


                  Alexander Hamilton Life Insurance Company of America

                        By:_____________________________

                  Variable Insurance Products Fund

                        By:_____________________________

                  Fidelity Distributors Corporation

                        By:_____________________________

                  Jefferson Pilot Financial Insurance Company

                        By:_____________________________